NEWS RELEASE

For further information, contact:

Jody Littrell	(812) 376.1899
Greg Ehlinger	(812) 376.1935
Conference call 4:30 EST January 23, 2001	(800) 273.9887

January 23, 2001 For immediate release

IRWIN FINANCIAL CORPORATION ANNOUNCES

QUARTERLY AND ANNUAL EARNINGS

(Columbus, IN) Irwin Financial Corporation (NASDAQ-NMS: IRWN) today announced net income in the fourth quarter of 2000 of $9.6 million or $0.44 per share, compared with net income of $7.9 million or $0.36 per share during the same period in 1999, an increase in earnings per share of 22.2%. Net income in 2000 totaled $35.7 million or $1.67 per share compared with 1999 earnings of $33.2 million or $1.51 per share, an increase of 10.6%. The performance in 2000 marks the eleventh consecutive year of record earnings for the Corporation.

Revenues in the fourth quarter of 2000 totaled $79.1 million, a 25.3% increase over a year earlier. Revenues for 2000 totaled $297.3 million, a 11.5% increase compared with 1999 revenues of $266.7 million.

Return on average equity was 20.70% and 20.83% in the fourth quarter and 2000, respectively and the return on average assets was 1.58% and 1.69%.

 Lines of Business

The Corporation's home equity lending business (www.ihe.com) earned $13.3 million pre-tax ($8.0 after-tax) during the fourth quarter of 2000, a $7.2 million pre-tax increase over the fourth quarter of 1999. For the full year, Irwin Home Equity earned $30.8 million pre-tax ($18.5 million after-tax) in 2000, compared with $15.0 million pre-tax ($12.6 after-tax) in 1999, a 105% increase, as it continued to expand in its niche of prime credit quality, high loan-to-value second mortgage loans. The increase reflects the growth of the company's managed portfolio, which totaled $1.8 billion at year-end, compared with $0.8 billion a year earlier. This growth resulted, in part, from an acquisition in the fourth quarter of the residual interest, servicing rights and related whole loans of an approximately $0.4 billion pool of previously securitized home equity lines of credit. Included in the fourth quarter 2000 results are $2.4 million of additional expenses related to adjustments to accrued interest on loans sold and revisions to modeling assumptions for the company's securitization activities throughout the year.

Loan and line of credit originations (including acquisitions) totaled $0.6 billion and $1.2 billion in the fourth quarter and for the year 2000, increases of $0.5 billion and $0.8 billion compared with the same periods a year earlier. The company's 30-day and greater delinquency ratio totaled 4.27% as of year-end, compared with 2.70% a year earlier, reflecting overall portfolio seasoning, changes in portfolio product mix, and the 46-month weighted average seasoning of the acquired portfolio discussed above, as well as general economic conditions and the company's testing of new products. This delinquency rate is in-line with management's expectations. The company creates reserves for future loan losses in the sold portion of its managed portfolio through a reduction in the carrying value of its interest only strips recorded at the time of sale. The embedded reserve for all owned and managed loans as of year-end totaled 5.03% of the principal balance, compared to charge-offs in 2000 of 1.02% of average managed loans.

Rising interest rates throughout the majority of 2000 led to lower levels of loan originations and net income at the company's mortgage banking subsidiary (www.irwinmortgage.com). Net income for mortgage banking totaled $3.1 million and $13.0 million in the fourth quarter and for the year 2000, respectively, decreases of $2.0 million or 39% and $10.1 million or 44% compared with the year earlier periods. Mortgage loan originations totaled $1.1 billion in the fourth quarter, equal to production a year earlier. Mortgage loan originations for the entire year totaled $4.1 billion, down $1.8 billion or 30% from a year earlier. Refinanced loans accounted for 16.4% of originations in 2000, compared with 28.6% a year earlier.

While mortgage interest rates generally rose throughout most of 2000, signs of economic slowing in the fourth quarter led to significantly lower rates at year-end as compared to average mortgage rates during the year. As a result, loan origination applications have increased in recent weeks; however, the valuation of the company's loan servicing portfolio is performed, in large part, on the basis of anticipated future rates as of period-end. During the fourth quarter, actual and anticipated reductions in mortgage interest rates caused the company to reduce the value of its servicing portfolio, resulting in amortization and impairment charges net of hedging of $15.9 million and $37.5 million for the fourth quarter and the entire year, respectively. These charges totaled $3.4 million and $24.6 million in the 1999 periods. The company sold servicing rights in 2000 to manage its investment in the portfolio and to monetize existing gains in its servicing portfolio. For the fourth quarter and the entire year respectively, the company recognized revenues of $13.1 million and $27.5 million from these sales, a year-over-year increase in the fourth quarter of 400% and 206% for the year. Reflecting the company's decision to sell selected portions of the portfolio, the company's owned mortgage servicing portfolio totaled $9.2 billion as of December 31, 2000, a year-over-year decrease of 12%. The economic value of the company's on balance sheet servicing portfolio totaled $139.5 million as of December 31, 2000, compared with $180.5 million a year earlier. The servicing rights associated with the portfolio were capitalized on the company's balance sheet at the lower of cost or market at $121.6 million, compared with $132.6 million a year earlier, an 8% decrease.

The commercial banking line of business (www.irwinunion.com) experienced strong portfolio growth in 2000. Net income for commercial banking was $1.7 million in the fourth quarter of 2000, a decrease of $0.2 million or 11% compared with a year earlier, and for the year, net income totaled $7.1 million in 2000, a decrease of 3% compared with $7.3 million in 1999. The reduction in net income in both periods reflects market expansion costs preceding portfolio interest income from the new markets. The line of business's loan portfolio of $1.1 billion increased $0.3 billion, or 48% year-over-year, reflecting its continued geographic expansion into markets in Midwestern and Western states, where during 2000, five new banking offices were opened. The net interest margin for the line of business in the fourth quarter was 3.94%, compared with 4.48% a year earlier. This reduction reflects an increased use of wholesale deposit sources required to fund the growth in the loan portfolio, notwithstanding an $80.1 million or 14.3% year-over-year increase in core deposits. The line of business's net charge-offs totaled $1.1 million during 2000 or 0.13% of average loans, compared with $1.0 million or 0.16% of average loans in 1999.

The Corporation's small-ticket leasing line of business, Irwin Business Finance (www.irwinbf.com), incurred a pre-tax loss of $0.2 million in the fourth quarter and $2.6 million pre-tax for the full year, compared with losses of $0.5 million and $0.8 million a year earlier. This loss was in line with management's expectations given the start-up phase of the company's development. The domestic leasing business, which began funding leases in January 2000, reached breakeven on a monthly basis by the end of the fourth quarter of 2000. During the year, the line of business completed an acquisition of a 78% ownership interest in Onset Capital Corporation, a Canadian small-ticket equipment leasing company. The combined entities originated $113.3 million in leases in 2000 and had a portfolio at year-end of $154.9 million, including $60.8 million acquired as part of the Onset acquisition.

Irwin Ventures (www.irwinventures.com), the Corporation's venture capital subsidiary, earned net income of $2.7 million in 2000, a $2.1 million increase compared with 1999. Despite the sharp reduction in values of technology segment companies, Irwin Ventures continues to see opportunities in emerging technologies applied to the financial services sector. As such, it invested in three new portfolio companies in 2000 and a fourth early in 2001, bringing the portfolio to five companies. The investment committee of Irwin Ventures determines the value of its private equity investments primarily based upon actual or anticipated funding events and additionally, upon a review of the portfolio company's financial results, condition, and prospects. These factors suggested that downward valuation adjustments were required for two of the portfolio investments. As such, the company recorded a $2.25 million negative market value adjustment in the portfolio during the fourth quarter. Including these mark-to-market adjustments, the investment portfolio had a $11.7 million carrying value and a $5.2 million cost basis as of year-end. Irwin Ventures lost $1.4 million in the fourth quarter reflecting the mark-to-market adjustments noted above and operating expenses of the fund.

The parent company and other consolidating entities lost a combined $1.7 million and $3.1 million in the fourth quarter and year-to-date, respectively, compared to losses of $2.3 million and $9.7 million a year earlier. These results principally reflect operating expenses of the parent and, in 2000, the allocation to subsidiaries of $5.4 million in interest expense related to coupon-bearing capital obligations of the parent company. Additionally, in the fourth quarter of 2000, the parent company recorded $0.7 million of additional expense for revisions of compensation estimates made throughout the year, including those for minority ownership interests at the home equity line of business.

Balance Sheet

The Corporation's assets totaled $2.4 billion as of December 31, 2000, a $0.7 billion increase from a year earlier, reflecting increases in portfolio loans at the commercial banking and equipment leasing lines of business. The Corporation's loan portfolio totaled $1.2 billion as of December 31, 2000, an increase of $0.5 billion or 68%. Risk-based assets totaled $2.8 billion, a 55% year-over-year increase, largely reflecting portfolio loan growth and off balance sheet activities in the home equity line of business.

Nonperforming assets (including other real estate owned of $2.8 million) were $12.6 million or 0.52% of total assets as of December 31, 2000, up from $8.1 million or 0.48% of total assets a year earlier, reflecting portfolio growth. The Corporation's allowance for loan losses totaled $13.1 million as of December 31, 2000, compared with $8.6 million a year earlier. The ratio of allowance for loan losses to total loans was 1.06%, compared with 1.17% a year earlier reflective of the growth of the Corporation's loan and lease portfolio. The ratio of allowance for loan losses to nonperforming loans totaled 134% at year-end, compared with 199% a year earlier.

The Corporation had $190.3 million or $8.98 per share in common shareholders' equity as of December 31, 2000, a per share increase of 19.4% compared to 1999. The Corporation's Tier 1 Leverage Ratio and Total Risk-based Capital Ratio were 12.0% and 13.6%, respectively as of December 31, 2000, compared with 12.8% and 13.5% a year earlier. As previously announced, during the fourth quarter of 2000, the Corporation raised $51.75 million of 10.50%, 30-year trust preferred stock and $51.75 million of 8.75%, 30-year convertible trust preferred stock to strengthen its capital base. Both new issues are Tier-1 qualifying capital elements.

Irwin Financial Corporation (www.irwinfinancial.com) is an interrelated group of specialized financial services companies. The Corporation, through its five major subsidiaries -- Irwin Home Equity Corporation, Irwin Mortgage Corporation, Irwin Union Bank and Trust Company, Irwin Business Finance, and Irwin Ventures -- provides a broad range of consumer and commercial financial services in selected markets in North America.

This press release contains forward-looking statements that are based on management's expectations, estimates, projections and assumptions. These statements and estimates include but are not limited to projections of business strategies and future activities, but are not guarantees of future performance and involve uncertainties that are difficult to predict. Words such as "believes," "anticipated" and similar expressions are intended to identify forward-looking statements, which include but are not limited to projections of business strategies and future activities. Actual future results may differ materially from what is projected due to a variety of factors including potential changes in interest rates, which may affect consumer demand for our products and the valuation of our servicing portfolio; refinancing opportunities, which may affect the prepayment assumptions used in the Corporation's valuation estimates; competition from other financial service providers for experienced managers as well as for customers; changes in the proposed regulatory treatment of purchased residual interests, unanticipated difficulties in expanding the Corporation's businesses, changes in the value of technology-related companies which may affect the availability of appropriate investment opportunities, legislative or regulatory changes, or governmental changes in monetary or fiscal policies. For additional explanation of various factors that may affect our future results, refer to the Management Discussion and Analysis in the Corporation's 10-K which is on file with the SEC.

IRWIN FINANCIAL CORPORATION
Selected Consolidated Financial Highlights			%
(In thousands)	2000	1999	Change
Fourth Quarter
Net Interest Income	$29,691	$16,390	81.2%
Provision for Loan and Lease Losses	(1,793)	(548)	227.2
Noninterest Income	51,175	47,282	8.2
Total Net Revenues	79,073	63,124	25.3
Noninterest Expense	63,227	52,992	19.3
Income before Income Taxes	15,846	10,132	56.4
Income Taxes	6,295	2,272	177.1
Net Income	$9,551	$7,860	21.5
Dividends on Common Stock	$1,262	$1,064	18.6

Net Income Per Common Share - Diluted	$0.44	$0.36	22.2
Net Income Per Common Share - Basic	0.46	0.37	24.3
Dividends Per Common Share	0.06	0.05	20.0
Common Stock Market Price:
High	$22.00	$22.88	-3.8
Low	13.25	16.88	-21.5

Net Charge-Offs	1,300	822	58.2

Performance Ratios - Quarter to Date:
Return on Average Assets	1.58%	1.92%
Return on Average Common Equity	20.70%	19.94%

Year to Date
Net Interest Income	$90,996	$67,122	35.6%
Provision for Loan and Lease Losses	(5,403)	(4,443)	21.6
Noninterest Income	211,711	204,069	3.7
Total Net Revenues	297,304	266,748	11.5
Noninterest Expense	237,962	214,111	11.1
Income before Income Taxes	59,342	52,637	12.7
Income Taxes	23,676	19,481	21.5
Net Income	$35,666	$33,156	7.6
Dividends on Common Stock	$5,038	$4,299	17.2

Net Income Per Common Share - Diluted	$1.67	$1.51	10.6
Net Income Per Common Share - Basic	1.70	1.54	10.4
Dividends Per Common Share	0.24	0.20	20.0
Common Stock Market Price:
High	$22.00	$28.88	-23.8
Low	13.25	16.88	-21.5
Closing	22.00	17.81	23.5

Net Charge-Offs	2,703	1,728	56.4

Performance Ratios - Year to Date:
Return on Average Assets	1.69%	2.01%
Return on Average Common Equity	20.83%	21.51%

At December 31:
Loans Held for Sale	$579,788	$508,997	13.9%
Loans in Portfolio	1,234,923	733,424	68.4
Allowance for Loan and Lease Losses	13,129	8,555	53.5
Total Assets	2,422,011	1,680,847	44.1
Total Deposits	1,443,330	870,318	65.8
Shareholders' Equity	190,269	159,296	19.4
Shareholders' Equity available to Common Shareholders	$8.98	$7.55	18.9
Average Common Equity/Average Assets (YTD)	8.09%	9.34%
Tier I Capital	252,741	207,627	21.7
Tier I Leverage Ratio	11.96%	12.77%
Total Risk-based Capital Ratio	13.65%	13.50%
Nonperforming Assets to Total Assets	0.52%	0.48%
Common Shares Outstanding	21,026	21,105	-0.4

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business
(In thousands)%
Home Equity Lending	2000	1999	Change
Fourth Quarter
Net Interest Income - Unsold Loans and Other	$7,116	$3,155	125.5%
I/O Strip Interest Income	6,801	1,830	271.6
Trading Gains	4,275	2,833	50.9
Loan Origination Fees	6,068	2,395	153.4
Gain on Sales of Loans	6,476	5,112	26.7
Servicing Income, net	1,999	1,036	93.0
Other Income	113	529	-78.6
Total Net Revenues	32,848	16,890	94.5

Salaries, Pension, and Other Employee Expense	12,373	6,688	85.0
Other Expense	7,178	4,079	76.0
Income before Income Taxes	13,297	6,123	117.2
Income Taxes	5,318	2,403	121.3
Net Income	$7,979	$3,720	114.5

Loan Volume	$624,916	$147,723	323.0
Secondary Market Delivery	209,391	109,905	90.5
Gain on Sale as Percentage of Loans Securitized	3.09%	4.65%
Return on Average Equity (Taxable Equivalent for 1999)	41.27%	29.32%

Year to Date
Net Interest Income - Unsold Loans and Other	$19,282	$12,330	56.4%
I/O Strip Interest Income	15,850	6,523	143.0
Trading Gains	14,399	2,512	473.2
Loan Origination Fees	17,581	6,256	181.0
Gain on Sales of Loans	30,340	17,742	71.0
Servicing Income, net	5,976	3,462	72.6
Other Income	19	1,743	-98.9
Total Net Revenues	103,447	50,568	104.6

Salaries, Pension, and Other Employee Expense	39,180	21,383	83.2
Other Expense	33,443	14,176	135.9
Income before Income Taxes	30,824	15,009	105.4
Income Taxes	12,330	2,403	413.1
Net Income	$18,494	$12,606	46.7

Loan Volume	$1,225,955	$439,507	178.9
Secondary Market Delivery	774,610	430,743	79.8
Gain on Sale as Percentage of Loans Securitized	3.92%	4.12%
Return on Average Equity (Taxable Equivalent for 1999)	30.57%	20.38%

At December 31:
Home Equity Loans (Portfolio and Held for Sale)	$334,718	$233,326	43.5%
Owned Managed Portfolio	$1,622,749	$842,403	92.6
Total Managed Portfolio	$1,822,856	$842,403	116.4
Delinquency Ratio (30+ days)	4.27%	2.70%
Net Capitalized Servicing (Servicing Asset and I/O Strip)	$160,322	$62,372	157.0

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business (continued)
(In thousands)%
Mortgage Banking	2000	1999	Change
Fourth Quarter
Net Interest Income	$3,644	$4,481	-18.7%
Provision for Loan Losses	291	130	123.8
Loan Origination Fees	9,270	9,044	2.5
Gain on Sale of Loans	11,624	11,220	3.6
Gain (Loss) on Sale of Servicing	13,097	2,619	400.1
Loan Servicing Fees	11,369	13,032	-12.8
Amortization and Impairment of Servicing Assets,
Net of Hedging	(15,883)	(3,369)	371.4
Other Revenues	1,075	1,129	-4.8
Total Net Revenues	34,487	38,286	-9.9

Salaries, Pension, and Other Employee Expense	18,489	19,391	-4.7
Other Expenses	11,023	13,456	-18.1
Income Before Income Taxes	4,975	5,439	-8.5
Income Taxes	1,913	421	354.4
Net Income	$3,062	$5,018	-39.0

Total Mortgage Loan Originations:	$1,105,128	$1,107,011	-0.2
Percent retail	34.24%	37.38%
Percent wholesale	56.78%	56.75%
Percent brokered	8.98%	5.87%
Refinancings as a Percent of Total Originations	23.73%	15.50%
Return on Average Equity	19.02%	19.70%

Year to Date
Net Interest Income	$15,401	$21,745	-29.2%
Provision for Loan Losses	357	(1,998)	-117.9
Loan Origination Fees	34,688	46,311	-25.1
Gain on Sale of Loans	45,601	72,395	-37.0
Gain (Loss) on Sale of Servicing	27,528	9,005	205.7
Loan Servicing Fees	50,309	54,247	-7.3
Amortization and Impairment of Servicing Assets,
Net of Hedging	(37,490)	(24,566)	52.6
Other Revenues	4,538	3,628	25.1
Total Net Revenues	140,932	180,767	-22.0

Salaries, Pension, and Other Employee Expense	72,818	88,473	-17.7
Other Expenses	46,569	56,442	-17.5
Income Before Income Taxes	21,545	35,852	-39.9
Income Taxes	8,539	12,789	-33.2
Net Income	$13,006	$23,063	-43.6

Total Mortgage Loan Originations:	$4,091,573	$5,876,750	-30.4
Percent retail	35.70%	37.40%
Percent wholesale	55.66%	57.12%
Percent brokered	8.64%	5.47%
Refinancings as a Percent of Total Originations	16.39%	28.64%
Return on Average Equity	20.20%	22.60%

At December 31:
Owned Servicing Portfolio Balance	$9,196,513	$10,448,112	-12.0%
Weighted average interest rate	7.76%	7.51%
Delinquency ratio (30+ days):	9.30%	6.80%
FNMA/FHLMC	4.03%	2.57%
GNMA	11.14%	8.04%
Servicing Asset	$121,555	$132,648	-8.4

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business (continued)
(In thousands)%
Commercial Banking	2000	1999	Change
Fourth Quarter
Net Interest Income	$10,345	$8,219	25.9%
Provision for Loan and Lease Losses	(1,131)	(409)	176.5
Other Revenues	3,136	2,890	8.5
Total Net Revenues	12,350	10,700	15.4

Salaries, Pension, and Other Employee Expense	5,673	4,533	25.1
Other Expenses	3,795	3,055	24.2
Income Before Income Taxes	2,882	3,112	-7.4
Income Taxes	1,142	1,159	-1.5
Net Income	$1,740	$1,953	-10.9

Return on Average Equity	10.76%	13.06%
Return on Average Assets	0.63%	1.00%
Net Charge-offs	$462	$482	-4.1
Net Interest Margin	3.94%	4.48%

Year to Date
Net Interest Income	$38,412	$30,927	24.2%
Provision for Loan and Lease Losses	(2,933)	(1,813)	61.8
Other Revenues	11,974	11,797	1.5
Total Net Revenues	47,453	40,911	16.0

Salaries, Pension, and Other Employee Expense	21,507	16,881	27.4
Other Expenses	14,266	12,199	16.9
Income Before Income Taxes	11,680	11,831	-1.3
Income Taxes	4,590	4,486	2.3
Net Income	$7,090	$7,345	-3.5

Return on Average Equity	12.31%	13.79%
Return on Average Assets	0.74%	1.08%
Net Charge-offs	$1,080	$963	12.1
Net Interest Margin	4.25%	4.82%

At December 31:
Securities and Short-Term Investments	$25,171	$21,603	-6.6%
Loans and Leases	1,067,980	720,493	48.2
Allowance for Loan and Lease Losses	(9,228)	(7,375)	25.1

Interest-Bearing Deposits	877,148	639,187	37.2
Noninterest-Bearing Deposits	121,744	71,711	69.8

Delinquency Ratio (30+ days):
Commercial Loans	0.46%	0.38%
Consumer Loans	1.85%	1.21%

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business (continued)
(In thousands)%
Business Finance	2000	1999	Change
Fourth Quarter
Net Interest Income	1,704	(14)	n/m
Provision for Loan and Lease Losses	(604)	0
Other Revenues	285	0
Total Net Revenues	1,385	(14)	n/m

Salaries, Pension, and Other Employee Expense	1,157	235	392.3
Other Expenses	425	231	84.0
Income Before Income Taxes	(197)	(480)	-59.0

Net Charge-Offs	750	n/a
Net Interest Margin	4.93%	n/a
Total Fundings of Loans and Leases	39,171	n/a

Year to Date
Net Interest Income	3,196	(18)	n/m
Provision for Loan and Lease Losses	(1,513)	0
Other Revenues	799	0
Total Net Revenues	2,482	(18)	n/m

Salaries, Pension, and Other Employee Expense	3,298	478	590.0
Other Expenses	1,747	347	403.5
Income Before Income Taxes	(2,563)	(843)	204.0

Net Charge-Offs	961	n/a
Net Interest Margin	4.50%	n/a
Total Fundings of Loans and Leases (Includes Onset since 7/14/00)	113,323	n/a

At December 31:
Investment in Loans and Leases	154,934	0
Allowance for Loan and Lease Losses	(2,441)	0
Weighted Average Yield	11.52%	n/a
Delinquency ratio (30+ days)	1.06%	n/a

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business (continued)
(In thousands)%
Venture Capital	2000	1999	Change
Fourth Quarter
Net Interest Income	6	(50)	-112.0%
Mark to Market Adjustment on Investments	(2,250)	0
Other Revenues	109	17	-541.2
Total Net Revenues	(2,135)	(33)	6369.7

Operating Expenses	120	52	130.8
Income Before Income Taxes	(2,255)	(85)	2552.9
Income Taxes	(902)	(16)	5537.5
Net Income	(1,353)	(69)	1860.9

Year to Date
Net Interest Income	(598)	(109)	-448.6
Mark to Market Adjustment on Investments	5,202	1,306	298.3
Other Revenues	364	0
Total Net Revenues	4,968	1,197	315.0

Operating Expenses	430	78	451.3
Income Before Income Taxes	4,538	1,119	305.5
Income Taxes	1,814	463	291.8
Net Income	2,724	656	315.2

At December 31:
Investment in Portfolio Companies (cost)	5,206	1,759	196.0
Mark to Market Adjustment	6,508	1,306	398.3
Carrying Value - Portfolio Companies	11,714	3,065	282.2